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                                                                    EXHIBIT 99.1


NEWS RELEASE

FOR ADDITIONAL INFORMATION, CONTACT:

       Jim Rodriguez                            Woody Wallace
       Vice President Investor Relations        The Investor Relations Company
       405-491-2467                             847-564-5610

FOR IMMEDIATE RELEASE - OKLAHOMA CITY - May 8, 2000

             CMI Reports Management Change - Appoints Interim CEO

Oklahoma City, May 8, 2000 - CMI Corporation (NYSE-CMI) today announced that Tom Engelsman, President and CEO, has resigned his positions for personal reasons. Due to a series of medical reasons, his wife Virginia was not able to move to Oklahoma City, and as such Tom has elected to return to Chicago to pursue alternative opportunities that will better suit his family. Tom also resigned his position on the CMI Board of Directors.

To fill this vacancy, the Board of Directors has appointed Bill Swisher, the company's Board Chairman, as interim President and CEO. Bill is CMI's Founder and immediate past CEO. He will oversee the strategy of the company while a search committee seeks a new CEO.

CMI Corporation is a growing innovator, designer and manufacturer of equipment for heavy-duty construction and infrastructure applications. With headquarters in Oklahoma City, the company's leading-edge equipment is used to build, maintain and reconstruct roads, highways, bridges and airport runways. Recent acquisitions have given CMI capabilities in concrete plant production; have extended product offerings in compaction technology for landfills and road bases; and have enabled the company to offer industrial grinding for landfills, construction, land clearing and other disposable applications.